Diligence Information for Creditors October 31, 2016 Exhibit 99.1

At this time, Cobalt is working with Sonangol to understand the financial and operational implications of the failure to consummate the previously announced Angola sale transaction Particularly with respect to the return of the $250mm deposit payment from Sonangol and the ~$169mm of estimated receivables owed to the Company by Sonangol Attempting to effect as one net disbursement of ~$80mm Timing TBD Under the Block agreements and without consideration of the SPA with Sonangol, the Block 20 License is set to expire on January 1, 2017 and Block 21 License is set to expire on March 1, 2017 Company is seeking to extend the leases through March 2019; verbal agreement with Sonangol subject to ministry approval We understand that extension currently going through ministry approval process Company believes that it has no drilling requirements on Angola until 2018 Implemented corresponding SG&A reductions Angola Status

Gulf of Mexico – Projected 6 Year Activity Plan

Unlevered Cash Flow Forecast Summary ($ in millions) Surface Facilities Agreement.